Exhibit 5.3
[Letterhead of Dr. Gross]
December 19, 2008
KfW,
     Palmengartenstrasse 5-9,
          D-60325 Frankfurt am Main.
Ladies and Gentlemen:
     In connection with the filing of a registration statement (the “Registration Statement”) under Schedule B of the United States Securities Act of 1933, as amended (the “Act”), relating to debt securities (the “Securities”) of KfW, an institution organized under public law of the Federal Republic of Germany (the “Federal Republic”) and the statutory guarantee of the Federal Republic (the “Guarantee of the Federal Republic”), I, as General Counsel and Senior Vice President of KfW, have examined such documents and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.
     Upon the basis of such examination, I am of the opinion that the Guarantee of the Federal Republic set forth in Article 1a of the Law Concerning Kreditanstalt für Wiederaufbau constitutes a valid and legally binding obligation of the Federal Republic.
     The foregoing opinion is limited to the laws of the Federal Republic of Germany, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
     I, in my own capacity and on behalf of the legal department of KfW, hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to the legal department of KfW under the heading “Validity of Securities” in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Dr. Volker Gross